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                                                                   Exhibit 10.40

                              January 27, 1995

Mr. Charles Romilly
5 Poyntz Road
London
SW11 5BH

Dear Charles:

                            YOUR TERMS OF EMPLOYMENT
                            ------------------------

     The following particulars are given to you pursuant to Part 1 of the Employment Protection (Consolidation) Act 1978 (as amended by subsequent legislation).

1.   THE PARTIES ARE AS FOLLOWS:

     Your Employer ("The Employee"):
     Index Futures Group (UK) Limited
     International House
     World Trade Centre
     1 St. Katharines Way
     London E1 9UN

     Name and address of Employee ("The Employee"):
     As above.

2.   DESCRIPTION OF EMPLOYMENT:

     Your job title is Executive Vice President/Branch Manager (UK)

3.   PLACE OF EMPLOYMENT:

     The place of your employment is International House, World Trade Centre, 1 St. Katharines Way, London E1 9UN.

4.   COMMENCEMENT OF EMPLOYMENT:

     (a)  The date of commencement of employment will be 1st February 1995.

     (b) No employment with a previous employer counts as part of your period of continuous employment.

5.   THE FOLLOWING ARE THE PARTICULARS OF YOUR EMPLOYMENT AS AT THE DATE OF THIS
     LETTER:

     (a)  Renumeration.

       (i) The rate of your renumeration is (Pounds)55k per annum paid monthly in arrears.

       (ii) You are entitled to be reimbursed such expenses as are properly incurred in or about the business of the Employer upon prior approval of the Employer.

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       (iii)   Your remuneration will be reviewed in December of each year.

       (iv) An end of year bonus may be paid entirely at the Employer's discretion (dependent on the results and performance of the Employee).

     (b)  Hours of work.

          Your normal working hours are from 8:00 am to 6:00 pm Mondays to Fridays inclusive with a break of 1 hour each day for lunch but you may be required to work outside those hours and days when the need for business so dictates.

     (c)  Holidays

       (i) You are entitled to bank and other public holidays plus (20) working days holiday with pay in each year (until you have completed 3 years of service when you will be entitled to 25 working days in each year).

       (ii) The qualification year for holiday purposes is from 1st January to 31st December inclusive and all holidays must be taken within this period and must be taken at a time convenient to the Employer.

     (d)  Sickness and Injury

       (i) If you are absent from work due to sickness or injury you must inform Susan Worboys as soon as possible during the first working day.

       (ii) For periods of sickness or injury of between 4 and 6 days the Employee must produce a self-certification certificate and a doctors certificate covering longer periods of absence from work. The Employer reserves the right to request that the Employee presents doctors certificates for periods of less than 6 days absence. Any expenses incurred by the Employee in compliance with such request will be reimbursed by the Employer.

               The Employer will pay the Employer's salary during periods of sickness or illness for up to 6 weeks in any period of twelve months (thereby discharging the Employer's liability to pay statutory sick pay) less any sickness or injury benefits received by the Employee from the DHSS or monies received under any health insurance scheme.

       (iii) Should the Employee remain absent after the expiry of this period the Employer will review individual cases and may continue to pay a proportion of the salary for such period as it may determine.

       (iv) Absence due to maternity leave will not be subject to (iii) above and the statutory regulations will apply.

       (v) If the Employee is absent through sickness or injury as a result of action by a third party and a successful claim is made against the third party, the Employer reserves the right to claim from the Employee a sum representing the amount received as salary by the Employee during his or her absence.

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     (e)  Permanent health insurance/pension/private medical insurance benefits:

       (i) No pension scheme etc. is operated and no contracting out certificate is in force in respect of your employment.

       (ii)    No private health insurance is provided by the Employer.

     (f)  Notice.

       (i) Unless otherwise stated in writing the length of notice you are entitled to receive from or give to the Employer is not less than three months notice (twelve weeks); however, your employment to 1st August is assured.

       (ii) In the case of gross misconduct the Employer reserves the right to instant dismissal.

     (g)  Confidentiality.

          By acceptance of your employment with the Company you agree not at any time whether during your employment or at any time after its termination:

       (iii) To divulge or communicate any trade secrets of the Employer to any person, firm or company whatsoever.

       (iv) To divulge the names and addresses of any customers of the Employer.

       (v) To take any steps which may prejudice or harm the business of the Employer and you agree to use your best endeavors to prevent the publication or disclosure of any information concerning matters of the Employer.

     On termination of your employment you will procure that all papers, documents and other property which may be in your possession relating to the Employer, its business or affairs and any copies thereof shall be handed back to the Employer on demand.

     (f) Disciplinary Rules and Grievance Procedure.

     If you have any grievance relating to your employment then you should raise it direct with the Chief Executive Officer of Index Futures Group, Inc. who may consult with his co-directors and the decision of the Chief Executive Officer (as above) shall be final and binding upon yourself.

     (g)  Amendments.

     These particulars maybe changed by written notice to the Employee.

                              Yours truly,



                              /s/ BURTON J. MEYER
                              Burton J. Meyer
                              Chief Executive Officer
                              for and on behalf of
                              Index Futures Group, Inc.

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